Exhibit 10.14


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                            STOCK PURCHASE AGREEMENT

                                 by and between

                          LEUCADIA NATIONAL CORPORATION

                                       and

                         ALLSTATE LIFE INSURANCE COMPANY



                                   Dated as of



                                December 18, 1998




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B3 359475.9 03340 00721
1/5/99 6:48 pm
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                               TABLE OF CONTENTS

                                                                          Page

1.    DEFINITIONS; INTERPRETATION...........................................1
      1.1.  Definitions.....................................................1
      1.2.  Interpretation..................................................8

2.    PURCHASE AND SALE OF SHARES...........................................8
      2.1.  Purchase and Sale of Shares.....................................8
      2.2.  Consideration...................................................8
      2.3.  Closing.........................................................8
      2.4.  Payment of Purchase Price; Delivery of Shares...................9
      2.5.  Balance Sheets..................................................9

3.    CONDITIONS TO CLOSING................................................11
      3.1. Conditions Precedent to Obligation of Buyer.....................11
            3.1.1.  Compliance by Seller...................................11
            3.1.2.  Compliance Certificate.................................11
            3.1.3.  No Injunctions or Restraints...........................11
            3.1.4.  Consents and Approvals.................................11
            3.1.5.  Opinion of Counsel to Seller...........................12
            3.1.6.  HSR Act................................................12
            3.1.7.  Termination of Agreements..............................12
            3.1.8.  Investment Assets......................................12
            3.1.9.  Resignation of Officers and Directors..................12
            3.1.10. Corporate Action.......................................12
            3.1.11. Surplus Debenture......................................12
      3.2. Conditions Precedent to Obligation of Seller....................12
            3.2.1.  Compliance by Buyer....................................12
            3.2.2.  Compliance Certificate.................................13
            3.2.3.  No Injunctions or Restraints...........................13
            3.2.4.  Consents and Approvals.................................13
            3.2.5.  Opinion of Counsel to Buyer............................13
            3.2.6.  HSR Act................................................13
            3.2.7.  Corporate Action.......................................13

4.    REPRESENTATIONS AND WARRANTIES OF SELLER.............................14
      4.1.  Corporate Existence............................................14
      4.2.  Authorization; Enforcement.....................................14
      4.3.  Capital Stock of the Company; Ownership of the
              Company Shares...............................................14
      4.4.  Subsidiaries; Capital Stock of ILIC; Ownership
             of ILIC Shares................................................15
      4.5.  No Conflict....................................................16
      4.6.  Certificate of Incorporation and By-laws.......................16
      4.7.  Consents.......................................................17
      4.8.  Compliance with Law............................................17
      4.9.  Products.......................................................17
      4.10.  Litigation....................................................18
      4.11.  Insurance Licenses............................................18
      4.12.  Regulatory Filings............................................19
      4.13.  Contracts.....................................................19
      4.14.  Finder's Fees.................................................20
      4.15.  Statutory Statements..........................................20


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      4.16.  Assets and Properties.........................................21
      4.17.  Employee Benefits.............................................21
      4.18.  No Material Adverse Change....................................21
      4.19.  Intangible Property...........................................21
      4.20.  Insurance.....................................................21
      4.21.  Employees.....................................................22
      4.22.  Security Deposits.............................................22
      4.23.  Powers of Attorney; Guarantees; Required
               Insurance; Agents...........................................22
      4.24.  Bank Accounts.................................................22
      4.25.  Disclosure ...................................................22
      4.26.  Environmental Protection .....................................22
      4.27.  Guaranty Fund Assessments.....................................23

5.    REPRESENTATIONS AND WARRANTIES OF BUYER..............................23
      5.1.  Corporate Existence............................................23
      5.2.  Authorization; Enforcement.....................................23
      5.3.  No Conflict ...................................................23
      5.4.  Consents.......................................................24
      5.5.  Litigation.....................................................24
      5.6.  Finder's Fees .................................................24
      5.7.  Investment Purpose.............................................25

6.    COVENANTS AND AGREEMENTS.............................................25
      6.1.  Conduct of Business of the Companies...........................25
      6.2.  Restrictions...................................................25
      6.3.  Access to Information; Due Diligence;
              Confidentiality..............................................26
      6.4.  Acquisition Proposals..........................................27
      6.5.  Approvals of Governmental Authorities..........................28
      6.6.  Further Assurances.............................................28
      6.7.  Notification of Changes........................................28
      6.8.  Performance of Conditions......................................29
      6.9.  Publicity......................................................29
      6.10.  Authority, Bank Accounts, Etc. ...............................29
      6.11.  Pre-Closing Dividends; Subsidiaries...........................30
      6.12.  Employee Benefits.............................................30
      6.13.  Administrative Services.......................................30

7.    TAXES................................................................30
      7.1.  Tax Returns Filed and Taxes Paid by Seller.....................30
      7.2.  Seller's Non-Foreign Status....................................31
      7.3.  Post-Closing Access to Books and Records and
            Cooperation....................................................31
      7.4.  Liability for Taxes and Related Matters........................32
            7.4.1.  Seller's Liability for Taxes...........................32
            7.4.2.  Buyer's Liability for Taxes............................33
            7.4.3.  Taxes for Short Taxable Year...........................33
            7.4.4.  Adjustment to Purchase Price...........................34
            7.4.5.  Pre-Closing Taxes......................................34
            7.4.6.  Post-Closing Taxes.....................................34
            7.4.7.  Contest Provisions.....................................35
      7.5.  Termination of Existing Tax Sharing Agreements.................36
      7.6.  Section 338(h)(10) Election....................................36


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      7.7.  Survival of Representations, Warranties and
              Obligations..................................................37
      7.8.  Transfer Taxes.................................................37
      7.9.  Continuation of Reinsurance Agreements.........................38
      7.10.  Indemnification Payments Net of any
              Tax Benefit..................................................38

8.    INDEMNIFICATION......................................................38
      8.1.  Indemnification by Seller......................................38
      8.2.  Buyer's Obligation to Indemnify................................40
      8.3.  Right to Contest Third Party Claims............................41
      8.4.  Indemnification for Taxes......................................42
      8.5.  Limitations on Indemnification.................................42

9.    TERMINATION..........................................................43
      9.1.  Termination....................................................43
      9.2.  Effect of Termination..........................................43

10.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................43

11.   MISCELLANEOUS........................................................44
      11.1.  Amendments and Waivers........................................44
      11.2.  Assignment....................................................44
      11.3.  Entire Agreement..............................................44
      11.4.  Governing Law.................................................44
      11.5.  Enforcement; Jurisdiction.....................................44
      11.6.  Notices.......................................................45
      11.7.  Counterparts..................................................45
      11.8.  Certain Fees and Expenses.....................................45
      11.9.  No Joint Venture or Partnership Intended......................46
      11.10.  Severability.................................................46
      11.11.  No Third Party Beneficiaries.................................46

EXHIBITS

Exhibit A -     Form of Opinion of Weil, Gotshal & Manges LLP,
                     counsel to Seller
Exhibit B -     Form of Opinion of Susan L. Lees, counsel to Buyer
Exhibit C -     Services



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SCHEDULES

Schedule 2.2         Allocation of Purchase Price
Schedule 4.1         Jurisdictions
Schedule 4.9(a)      Products
Schedule 4.10        Litigation
Schedule 4.11(a)     Restricted Insurance Licenses
Schedule 4.11(b)     Lines of Authority
Schedule 4.13(a)     Scheduled Contracts
Schedule 4.13(b)     Prior Transactions
Schedule 4.13(c)     Terminated Contracts
Schedule 4.18        Exceptions To No Material Adverse Change
Schedule 4.20        Insurance
Schedule 4.22        Security Deposits
Schedule 4.23        Powers of Attorney; Guarantees
Schedule 4.24        Bank Accounts
Schedule 6.2         Restrictions
Schedule 6.11        Asset Dividend
Schedule 7.1         Taxes




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                           STOCK PURCHASE AGREEMENT


            STOCK PURCHASE AGREEMENT, dated as of December 18, 1998 (this "Agreement"), by and between ALLSTATE LIFE INSURANCE COMPANY, an Illinois insurance company ("Buyer"), and LEUCADIA NATIONAL CORPORATION, a New York corporation ("Seller").

            WHEREAS, Seller owns beneficially and of record 110,000 shares of the common stock, par value $31.00 per share (the "Company Shares"), of Charter National Life Insurance Company, a Missouri stock insurance company (the "Company"), constituting all of the issued and outstanding shares of the capital stock of the Company; and

            WHEREAS, on or prior to the Closing Date (as defined below), the Company will, in turn, own beneficially and of record 6,000 shares of the common stock, par value $7.00 per share (the "Company-Owned ILIC Shares"), of Intramerica Life Insurance Company, a New York stock insurance company ("ILIC"; and together with the Company, the "Companies"), and Seller will, in turn, own beneficially and of record 294,000 shares (the "Seller-Owned ILIC Shares") of the common stock, par value $7.00 per share, of ILIC, which, together with the Company-Owned ILIC Shares, constitute all of the issued and outstanding shares of the capital stock of ILIC (the "ILIC Shares"); and

            WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Company Shares and the Seller-Owned ILIC Shares (collectively, the "Shares"), on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of the parties hereto agrees as follows:

            1.    DEFINITIONS; INTERPRETATION.

                  1.1. Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                  "Acquisition Proposal" has the meaning set forth in Section 6.4.

                  "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Affiliate" of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or


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cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Allstate NY" means Allstate Life Insurance Company of New York, a New York stock insurance company.

                  "Annual Statement" means, with respect to any Person, the annual statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in the Person's jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

                  "Asserted Liability" has the meaning set forth in Section 8.1(c).

                  "Asset Dividend" has the meaning set forth in Section 6.11.

                  "Books and Records" means all of the Companies' books and records (including all data and other information stored on discs, tapes or other media) relating to the assets, Properties, business and operations of the Companies' business, including the Insurance Licenses and all such items relating to the Companies' legal existence, stock ownership, corporate management or other such corporate records.

                  "Business Day" means any day that is not a Saturday or a Sunday or a day on which banks in the State of New York are authorized or required by law to close.

                  "Buyer" has the meaning set forth in the first paragraph of this Agreement.

                  "Buyer Indemnitees" has the meaning set forth in Section
8.1(a).

                  "Closing" has the meaning set forth in Section 2.3.

                  "Charter Coinsurance Agreement" means that certain Coinsurance Agreement by and between the Company and Buyer dated as of September 2, 1998.

                  "Charter Reinsurance Agreement" means that certain Reinsurance Agreement by and between the Company and Buyer dated as of September 2, 1998.

                  "Closing Balance Sheets" has the meaning set forth in Section 2.5(a).

                  "Closing Date" has the meaning set forth in Section 2.3.


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                  "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

                  "Companies" has the meaning set forth in the second recital of this Agreement.

                  "Company" has the meaning set forth in the first recital of this Agreement.

                  "Company-Owned ILIC Shares" has the meaning set forth in the second recital of this Agreement.

                  "Contract" means any written or oral agreement, instrument, commitment or other contract.

                  "Election" has the meaning set forth in Section 7.6(a).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "Fair Market Value" means (i) in the case of securities (other than Short Term Treasuries) listed on an exchange or in an over-the-counter market, the closing price on such exchange or market (or the average of the closing bid and asked prices if there is no closing price) plus all accrued but unpaid interest on such securities through the last Business Day preceding the Closing Date if such amount is not already reflected in such closing price (or such bid and asked prices) and (ii) in the case of cash, cash equivalents and Short Term Treasuries, the face amount thereof.

                  "Final Balance Sheets" has the meaning set forth in Section 2.5(b).

                  "General Services Agreement" means that certain General Services and Expense Reimbursement Agreement, effective January 1, 1990, between Seller and the Company.

                  "Governmental Authority" means any foreign, federal, state, local or other court, arbitration, administrative agency or commission, insurance or securities regulatory or self-regulatory body or securities or commodities exchange.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

                  "ILIC Coinsurance Agreement" means that certain Coinsurance Agreement by and between ILIC and Allstate NY dated as of September 2, 1998.

                  "ILIC Dividends" has the meaning set forth in Section 6.11.



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                  "ILIC Shares" has the meaning set forth in the second recital of this Agreement.

                  "Insurance Licenses" has the meaning set forth in Section
4.11.

                  "Investment Advisory Agreement" means that certain Investment Advisory Services Agreement, dated as of January 1, 1990, between Seller and the Company.

                  "Knowledge" or "Known" means, with respect to any representation or warranty in which such term is contained, to the best knowledge of any officer of the applicable person, after a due and diligent inquiry.

                  "Laws" has the meaning set forth in Section 4.8(a).

                  "Liability" means, with respect to any Person, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility (whether known, unknown, accrued, absolute, contingent, unliquidated or otherwise) and regardless of when such liability or obligation was or is asserted.

                  "Liable Party" has the meaning set forth in Section 7.4.6(d).

                  "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim, charge, lease, option, right of first refusal, easement, servitude, encumbrance, equity, claim or other third party right (including a right of preemption), restriction or other limitation, in each case of any nature whatsoever.

                  "Losses" has the meaning set forth in Section 8.1(b).

                  "Market Conduct Activities" means the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of any insurance policy or annuity (each, a "policy"), including any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations made or allegedly made in connection with or directly or indirectly relating to Market Conduct Activities, including those relating to: (A) the vanishing premium concept; (B) the nature, characteristics, terms, appropriateness, suitability, descriptions and operation of any policy; (C) whether any policy was, would operate or could function as a pension or retirement plan, investment or savings account, tuition-funding or mortgage-protection plan or other type of investment, savings or thrift vehicle; (D) the fact that a part of the premiums paid would not be credited toward an


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investment or savings account or the policy's cash value, but would be used to offset the insurer's commission, sales, administration or mortality expenses;
(E) the use of an existing policy's cash value or cash-surrender value by means of a surrender, withdrawal/partial surrender or loan to purchase or maintain a policy; and (F) the insurer's dividend, interest, crediting and cost of insurance and administrative charge policies; dividend scales, illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or cost of insurance and administrative charges.

                  "Material Adverse Effect" means a material adverse effect on the assets, results of operations, business or condition (financial or otherwise) of the Company or of ILIC.

                  "New York Court" has the meaning set forth in Section 11.5.

                  "1940 Act" has the meaning set forth in Section 4.8(c).

                  "Owned Property" has the meaning set forth in Section 4.26.

                  "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

                  "Plan" means any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other written or unwritten plan or Contract involving direct or indirect compensation, established, maintained or contributed to by the Company or ILIC, or under which the Company or ILIC has any present or future Liability on behalf of its employees or former employees or their dependents or beneficiaries, including each retirement, pension, profit-sharing, thrift, savings, target benefit or employee stock ownership plan, cash or deferred, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick or disability pay and each other "fringe benefit" plan or arrangement.

                  "Preparer" has the meaning set forth in Section
7.4.6(d).

                  "Prior Transactions" has the meaning set forth in
Section 4.13(a).

                  "Property" means real, personal or mixed property, tangible or intangible.



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                  "Proposed Balance Sheets" has the meaning set forth in Section
2.5(b).

                  "Purchase Agreement" means that certain Purchase Agreement, dated as of February 11, 1998 by and among Buyer, Allstate NY, the Company, ILIC and Seller, as amended by Amendment To Purchase Agreement, dated August 5, 1998, and Second Amendment To Purchase Agreement, dated September 2, 1998.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Quarterly Statement" means, with respect to any Person, the quarterly statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in such Person's jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

                  "SAP" means, with respect to any Person, the statutory accounting practices prescribed or permitted by the insurance commissioner (or similar authority) of such Person's jurisdiction of domicile, applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting practices so prescribed or permitted).

                  "Scheduled Contracts" has the meaning set forth in Section 4.13(a).

                  "Seller" has the meaning set forth in the first paragraph of this Agreement.

                  "Seller Indemnitees" has the meaning set forth in Section 8.2(a).

                  "Seller-Owned ILIC Shares" has the meaning set forth in the second recital of this Agreement.

                  "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code, without regard to the limitations contained in
Section 1504(b) of the Code) that includes Seller or any predecessor of or successor to Seller.

                  "Separate Accounts" means the investment accounts maintained by the Company or ILIC to which funds have been allocated for certain life insurance policies and annuity contracts issued by the Company or ILIC under provisions of applicable state insurance law.

                  "Shares" has the meaning set forth in the third recital of this Agreement.


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                  "Short Term Treasuries" means U.S. Treasury obligations having a remaining term to maturity as of the last Business Day preceding the Closing Date of less than 90 days.

                  "Statutory Capital" means (i) capital and surplus determined in accordance with SAP (as reflected in line 38 of the "Liabilities, Surplus and Other Funds" page of the 1997 NAIC Annual Statement Blank) plus (ii) asset valuation reserve (as reflected in line 24.1 of such Annual Statement Blank) plus (iii) interest maintenance reserve (as reflected in line 11.4 of such Annual Statement Blank), in each case adjusted to reflect investment assets held in the general account at their Fair Market Value. Statutory Capital with respect to the Company shall be determined without regard to its ownership of shares of common stock of ILIC.

                  "Statutory Statements" has the meaning set forth in Section 4.15(a).

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, or other entity analogous to any of the foregoing of which a majority of the equity ownership (whether voting stock or comparable interest) is, at the time, owned, directly or indirectly, by such Person.

                  "Subsidiary Dividend" has the meaning set forth in
Section 6.11.

                  "Surplus Debenture" means the surplus debenture, dated July 31, 1992, issued by the Company to Seller in the original principal amount of $25 million, together with all interest accrued thereon.

                  "Tax Allocation Agreements" means (i) that certain Tax Allocation Agreement, dated as of August 16, 1991, among Seller, ILIC and the other parties thereto and (ii) that certain Federal Income Tax Allocation Agreement, dated September 15, 1986, between Seller and the Company.

                  "Tax Returns" shall mean all reports, returns, statements, forms or other documents or information required to be filed with a taxing authority with respect to the Taxes of the Company, ILIC or the Seller's Group including consolidated federal income tax returns of the Seller's Group.

                  "Taxes" means all United States federal, state, county, local, foreign and other taxes (including income taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes, property taxes, import duties and other governmental charges and assessments (other than state guaranty fund assessments)), and includes interest, additions to tax,


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penalties and reasonable attorneys' fees and accountants' fees and disbursements with respect thereto.

                  "Third Party Accountant" has the meaning set forth in Section 2.5(b).

                  1.2. Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated or unless the context shall otherwise require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder", and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph or clause.

            2.    PURCHASE AND SALE OF SHARES.

                  2.1. Purchase and Sale of Shares. On the terms and subject to the conditions set forth herein, Seller agrees to sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer agrees to purchase from Seller, the Shares for the consideration specified in Section 2.2.

                  2.2. Consideration. As consideration for the purchase of the Shares, Buyer shall pay to Seller an aggregate amount (the "Purchase Price") equal to the sum of (a) $3.575 million plus (b) an amount equal to the aggregate Statutory Capital of the Company and ILIC as of the Business Day immediately preceding the Closing Date. The Purchase Price shall be determined and paid in accordance with the provisions of Sections 2.4 and 2.5. The Purchase Price shall be allocated between the Company Shares and the ILIC Shares in the manner set forth in Schedule 2.2 hereto.

                  2.3. Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, 10019-5389 at 10:00 a.m., New York City time, on the later of (i) April 1, 1999, (ii) if elected by Buyer, April 5, 1999 or (iii) the last day of the month in which the last remaining condition set forth in Article 3 has been satisfied or waived, or at such other place, time or date as the parties may mutually determine in writing. (The actual date the Closing occurs is referred to herein as the "Closing Date".)


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
                  2.4. Payment of Purchase Price; Delivery of Shares. At the
Closing:

                  (a) Buyer shall deliver to Seller, by wire transfer to a bank account designated by Seller, immediately available funds in an amount equal to the Purchase Price; and

                  (b) Seller shall deliver to Buyer (i) a certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps, and (ii) the Books and Records.

                  2.5. Balance Sheets. (a) On the Closing Date, Seller will deliver to Buyer estimated balance sheets of the Company and ILIC as of the Business Day immediately preceding the Closing Date (the "Closing Balance Sheets"), together with a calculation in reasonable detail of the Statutory Capital of the Company and ILIC as of the date of the Closing Balance Sheets and a certification of the chief financial officer of Seller that (i) the Closing Balance Sheets were prepared from and in accordance with the Books and Records and in accordance with SAP and (ii) the general account reserves and separate account liabilities set forth therein (A) were determined in accordance with generally accepted actuarial standards consistently applied, (B) were fairly stated in accordance with sound actuarial principles, (C) were based on actuarial assumptions that were appropriate for obligations of the Company and ILIC, respectively, and (D) met the requirements of SAP. Such certification shall also set forth Seller's calculation of the Statutory Capital of the Company and ILIC as of the date of the Closing Balance Sheets and shall certify that such calculation was made in accordance with the definition of Statutory Capital set forth in Section 1.1.

                  (b) Seller shall, on or before the date that is 45 days after the Closing Date, prepare proposed balance sheets of the Company and ILIC as of the Business Day immediately preceding the Closing Date (the "Proposed Balance Sheets"), in the same format as the Closing Balance Sheets, together with a calculation in reasonable detail of the Statutory Capital of the Company and ILIC as of the date of the Proposed Balance Sheets and a certification of the chief financial officer of Seller to the same effect with respect to the Proposed Balance Sheets and the Statutory Capital of the Company and ILIC as the certification provided by such officer with respect to the Closing Balance Sheets and the Statutory Capital of the Company and ILIC pursuant to Section 2.5(a). Buyer agrees that Seller and its accountants may have access to the Books and Records (including accounting records) for purposes of preparing the Proposed Balance Sheets and calculating the Statutory Capital of the Company and ILIC as of the Business Day immediately preceding the Closing Date. Promptly after their preparation, Seller shall deliver copies of the Proposed Balance Sheets and calculation of the Statutory Capital of the Company and ILIC to Buyer. Buyer


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
shall have the right to review such balance sheets and calculation of the Statutory Capital of the Company and ILIC and comment thereon for a period of 45 days after receipt thereof. Seller agrees that Buyer and its accountants may have access to the accounting records of Seller relating to its preparation of the Proposed Balance Sheets and calculation of the Statutory Capital of the Company and ILIC for the purpose of conducting their review. Any changes in the Proposed Balance Sheets or calculation of the Statutory Capital of the Company and ILIC that are agreed to by Buyer and Seller within 45 days of the aforementioned delivery of such balance sheets by Seller shall be incorporated into final balance sheets of the Companies as of the Business Day immediately preceding the Closing Date (the "Final Balance Sheets") and a final calculation of the Statutory Capital of the Company and ILIC as of the date of the Final Balance Sheets. In the event that Buyer and Seller are unable to agree on the manner in which any item or items should be treated in the preparation of the Final Balance Sheets or calculation of the Statutory Capital of the Company and ILIC within such 45-day period, separate written reports of such item or items shall be made in concise form and shall be referred to Arthur Anderson LLP (the "Third Party Accountant"). The Third Party Accountant shall determine within 14 days the manner in which such item or items shall be treated on the Final Balance Sheets or calculation of the Statutory Capital of the Company and ILIC, as the case may be; provided, however, that the dollar amount of each item in dispute shall be determined between the range of dollar amounts proposed by Seller and Buyer, respectively. The determinations by the Third Party Accountant as to the items in dispute shall be in writing and shall be binding and conclusive on Seller and Buyer and shall be so reflected in the Final Balance Sheets and the calculation of the Statutory Capital of the Company and ILIC. The fees, costs and expenses of retaining the Third Party Accountant shall be allocated by the Third Party Accountant between Seller and Buyer, in accordance with the Third Party Accountant's judgment as to the relative merits of Seller's and Buyer's proposals in respect of the disputed items. Such determination shall be binding and conclusive on Seller and Buyer. Following the resolution of all disputed items, Seller shall prepare the Final Balance Sheets and calculation of the Statutory Capital of the Company and ILIC and shall deliver copies of such balance sheets and such calculation to Buyer.

                  (c) In the event the aggregate amount of the Statutory Capital of the Company and ILIC reflected on the Closing Balance Sheets is less than the amount of the Statutory Capital of the Company and ILIC reflected on the Final Balance Sheets, Buyer shall transfer to Seller additional cash in the amount of such difference, together with interest thereon from and including the Closing Date to but not including the date of such transfer computed at an annual rate equal to the 90-day Treasury rate in effect on the Closing Date. In the event the aggregate amount of the Statutory Capital of the Company and ILIC reflected on the Closing Balance Sheets is more than the amount of the Statutory Capital of the Company and ILIC reflected on the

Final Balance Sheets, Seller shall transfer to Buyer cash in the amount of such difference, together with interest thereon computed at the annual rate as specified above from and including the Closing Date to but not including the date of such transfer. Any transfer of cash required under this Section 2.5(c) shall be made within ten Business Days of the date of the delivery of the Final Balance Sheets and calculation of the Statutory Capital of the Company and ILIC to Buyer.

            3.    CONDITIONS TO CLOSING.

                  3.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Buyer on or prior to the Closing Date):

                        3.1.1.  Compliance by Seller.  All of the
terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except that representations and warranties qualified by the terms "material" or "Material Adverse Effect" shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as a result of actions contemplated or permitted by this Agreement and except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period.

                        3.1.2. Compliance Certificate. Seller shall deliver to Buyer a certificate dated as of the Closing Date and signed by an executive officer of Seller certifying that the conditions specified in this
Section 3.1 have been fulfilled.

                        3.1.3.  No Injunctions or Restraints.  No
temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

                        3.1.4.  Consents and Approvals.  All
consents, approvals, authorizations, licenses, permits and orders of, and registrations and filings with, and notices to, any Governmental Authority required to be obtained, made or given prior to the Closing Date in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect at the Closing, without the imposition of any conditions or limitations other than conditions customarily imposed by insurance regulatory authorities in connection with similar transactions.

                        3.1.5.  Opinion of Counsel to Seller.  Buyer
shall have received an opinion, dated as of the Closing Date, of Weil, Gotshal & Manges LLP, counsel to Seller, in the form attached hereto as Exhibit A.

                        3.1.6.  HSR Act.  The waiting period (and any
extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

                        3.1.7.  Termination of Agreements.  Seller
shall have delivered to Buyer evidence, satisfactory in form and substance to Buyer, that all Contracts listed on Schedule 4.13(c) shall have been terminated as to the Company and/or ILIC, as applicable, and Seller will have caused the Company and ILIC to be fully released from all Liabilities with respect to such Contracts.

                        3.1.8.  Investment Assets.  Buyer shall have
received the certificate of the chief financial officer of Seller as set forth in Section 2.5(a).

                        3.1.9.  Resignation of Officers and
Directors. Buyer shall have received the written resignation of each officer and director of each of the Company and ILIC, effective as of the Closing Date.

                        3.1.10.  Corporate Action.  Buyer will have
received from Seller a certificate of its Secretary or Assistant Secretary certifying as to (i) the resolutions of the Board of Directors of Seller approving this Agreement and authorizing the consummation of the transactions contemplated hereby and (ii) the incumbency and signatures of the officers of Seller executing this Agreement.

                        3.1.11. Surplus Debenture. Seller shall have used all commercially reasonable efforts to (i) cause the Company to pay in full to Seller the principal amount of the Surplus Debenture, plus any interest, fees or expenses due or accrued thereon or arising out of such payment or (ii) contribute the Surplus Debenture to the capital of the Company and caused the Company to cancel the Surplus Debenture.

                  3.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Seller on or prior to the Closing Date):

                        3.2.1.  Compliance by Buyer.  All of the
terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date (except that representations and warranties qualified by the terms "material" or "material adverse effect" shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as a result of actions contemplated or permitted by this Agreement and except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period.

                        3.2.2.  Compliance Certificate.  Buyer shall
deliver to Seller a certificate dated as of the Closing Date and signed by an executive officer of Buyer certifying that the conditions specified in this
Section 3.2 have been fulfilled.

                        3.2.3.  No Injunctions or Restraints.  No
temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

                        3.2.4.  Consents and Approvals.  All
consents, approvals, authorizations, licenses, permits and orders of, and registrations and filings with, and notices to, any Governmental Authority required to be obtained, made or given prior to the Closing Date in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect at the Closing, without the imposition of any conditions or limitations other than conditions customarily imposed by insurance regulatory authorities in connection with similar transactions.

                        3.2.5.  Opinion of Counsel to Buyer.  Seller
shall have received the opinion, dated as of the Closing Date, of Susan L. Lees, counsel to Buyer, in the form attached hereto as Exhibit B.

                        3.2.6.  HSR Act.  The waiting period (and any
extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

                        3.2.7.  Corporate Action.  Seller will have
received from Buyer a certificate of its Secretary or Assistant Secretary certifying as to (i) the resolutions of the Board of Directors of Buyer approving this Agreement and authorizing the consummation of the transactions contemplated hereby and (ii) the incumbency and signatures of the officers of Buyer executing this Agreement.

            4.    REPRESENTATIONS AND WARRANTIES OF SELLER.

            Seller hereby represents and warrants to Buyer as follows:

                  4.1. Corporate Existence. Each of Seller, the Company and ILIC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of the Company and ILIC has full power and authority to own, lease and operate its assets and Properties and to conduct its business as now being conducted. Except as otherwise disclosed on Schedule 4.1, each of the Company and ILIC is licensed to transact business and is in good standing in each of the respective jurisdictions listed on Schedule 4.1.

                  4.2. Authorization; Enforcement. Seller has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller. This Agreement, assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.3. Capital Stock of the Company; Ownership of the Company Shares. (a) The authorized capital stock of the Company consists of 110,000 shares of common stock, par value $31.00 per share, of which 110,000 are issued and outstanding and constitute the Company Shares. All of the Company Shares have been duly authorized and validly issued, are fully paid and non-assessable. The Company Shares have not been issued in violation of, and none of the Company Shares is subject to, any preemptive or subscription rights, right of first refusal or any other right of any Person. Except as set forth above and except for the Surplus Debenture, there are no shares of capital stock or other securities of the Company outstanding. There are no outstanding warrants, options, Contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or the Company is or may be obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are no equity securities of the Company reserved for issuance for any purpose.

                  (b) Seller is the record and beneficial owner of the Company Shares, free and clear of any Liens (other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition of securities generally and of securities of insurance companies in particular). Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Company Shares, free and clear of any Liens (other than Liens created by, or permitted to be created by, Buyer, and other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition of securities generally and of securities of insurance companies in particular). Other than this Agreement, the Company Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Company Shares.

                  4.4. Subsidiaries; Capital Stock of ILIC; Ownership of ILIC Shares. (a) As of the Closing Date, the Company will not directly or indirectly own of record or beneficially any capital stock of or other equity interest in any Person, other than the Company-Owned ILIC Shares. ILIC does not have any Subsidiaries and, as of the Closing Date, will not directly or indirectly own of record or beneficially any capital stock of or other equity interest in any Person.

                  (b) The authorized capital stock of ILIC consists of 300,000 shares of common stock, par value $7.00 per share, of which 300,000 are issued and outstanding and constitute the ILIC Shares. All outstanding shares of capital stock of ILIC have been duly authorized and validly issued, are fully paid and non-assessable. The ILIC Shares have not been issued in violation of, and none of the ILIC Shares is subject to, any preemptive or subscription rights, right of first refusal or any other right of any Person. Except as set forth above, there are no shares of capital stock or other securities of ILIC outstanding. There are no outstanding warrants, options, Contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller, the Company or ILIC is or may be obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of ILIC, and there are no equity securities of ILIC reserved for issuance for any Person.

                  (c) Seller is the record and beneficial owner of the Seller-Owned ILIC Shares, and Seller is the beneficial owner (by virtue of its ownership of the Company) of the Company-Owned ILIC Shares, in each case free and clear of any Liens (other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition of securities generally and voting or equity securities of insurance companies in particular). The Company is the record owner of the Company-Owned ILIC Shares, free and clear of any Liens (other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition or securities generally and voting or equity securities of insurance companies in particular). Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Seller-Owned ILIC Shares, and beneficial ownership (by virtue of its ownership of the Company) of the Company-Owned ILIC Shares, free and clear of any Liens (other than Liens created by, or permitted to be created by, Buyer, and other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition of securities generally and of securities of insurance companies in particular). Other than this Agreement, the ILIC Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the ILIC Shares.

                  4.5. No Conflict. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation, by-laws or other charter or organizational document of Seller, the Company or ILIC; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Seller, the Company or ILIC is a party or by or to which either of them or their assets or Properties may be bound or subject, except for such violations, conflicts or breaches that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Seller, the Company or ILIC, or upon the business, Properties or assets of Seller, the Company or ILIC, except for such violations that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect; (iv) subject to making the filings and obtaining the consents contemplated by Section 4.7, violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Seller, the Company or ILIC, or to the business, Properties or assets of Seller, the Company or ILIC, except for such violations that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect; or (v) except for this Agreement, result in the creation or imposition of any Lien on any of the Properties or assets of Seller, the Company or ILIC.

                  4.6. Certificate of Incorporation and By-laws. Seller has delivered to Buyer true, complete and correct copies of the certificate of incorporation or charter, as applicable, and the by-laws of each of the Company and ILIC and all amendments thereof. The minute books of each of the Company and ILIC accurately reflect in all material respects all resolutions adopted at all meetings (and consents in lieu of meetings) of its shareholders and all resolutions adopted at all meetings (and consents in lieu of meetings) of its Board of Directors and all committees of its Board of Directors.

                  4.7. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Seller, the Company or ILIC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than (i) those required under the insurance laws of the States of New York and Missouri and under the HSR Act,
(ii) placement of appropriate disclosure stickers on product prospectuses relating to this Agreement and the transactions contemplated hereby, (iii) compliance with the relicensing requirements of various jurisdictions in which the Company and ILIC are licensed to transact business, and (iv) those required or appropriate in connection with the election contemplated under Section 7.6.

                  4.8. Compliance with Law. (a) Each of the Company and ILIC has complied in all material respects with, and is now complying in all material respects with, all foreign, federal, state and local statutes, laws, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, permits and other requirements (collectively, "Laws") applicable to the Company or ILIC, as the case may be, or its business, Properties or assets, except for such failures to so comply that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect.

                  (b) The Separate Accounts have been duly established by all necessary corporate action of the Company and ILIC, as applicable, under the laws of the respective state of domicile of the Company and ILIC.

                  (c) Each of the Separate Accounts is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), or is exempt from the registration requirements of the 1940 Act. The operations of the registered Separate Accounts are in material compliance with the 1940 Act and all applicable regulations, rules, releases and orders of the SEC. All registration forms, amendments, reports and filings required to be made by the Separate Accounts have been timely filed and are accurate in all material respects.

                  4.9. Products. (a) Except for those contracts listed on
Schedule 4.9(a), all life insurance contracts issued or assumed by the Company or ILIC which are subject to Sections 101 or 7702 of the Code qualify (and have qualified since issuance) as "life insurance contracts" within the meaning of
Section 101 or 7702 of the Code and have been administered in accordance with Sections 101 and 7702 of the Code, as applicable, except for any failures to so qualify or administer that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect. Except for those contracts listed on Schedule 4.9(a), no life insurance contract issued or assumed by any of the Company or ILIC is a "modified endowment contract" within the meaning of
Section 7702A of the Code, except for those life insurance contracts that qualify and are administered as modified endowment contracts and with respect to which the policyholder acknowledged and agreed, before the date of issuance of such contract (or if any such contract became a modified endowment contract upon conversion subsequent to the date of issuance, before the date of such conversion), to such qualification and administration, and except for any such characterizations as a "modified endowment contract" that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect.

                  (b) All annuity contracts issued or assumed by the Company or ILIC that are subject to Section 72 of the Code contain all of the necessary provisions of Section 72 of the Code, and all annuity contracts that are represented as qualifying under Sections 130, 401, 403, 408 or 457 of the Code contain (and have contained since issuance) all provisions required for qualification under such sections of the Code, except, in either such case, for any failures to contain all such provisions that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect.

                  (c) All contracts issued or assumed by the Company or ILIC that are subject to Section 817 of the Code have met the diversification requirements applicable thereto since issuance. The issuer of each such contract is treated, for federal Tax purposes, as the owner of the assets underlying such contract.

                  (d) The Company and ILIC have each complied with all of the reporting and withholding requirements provided in Sections 3405 and 6047 of the Code.

                  4.10. Litigation. Except as disclosed on Schedule 4.10, there are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Seller, threatened (i) against or involving the Company or ILIC or its business, Properties or assets (other than insurance claims arising in the ordinary course of business with respect to policies and annuity contracts issued by the Company or ILIC) or (ii) which question the validity of this Agreement or any action taken by Seller, the Company or ILIC pursuant to this Agreement or the transactions contemplated hereby.

                  4.11. Insurance Licenses. Seller has made available to Buyer true, complete and correct copies of all insurance licenses issued to the Company or ILIC from each jurisdiction set forth on Schedule 4.1 in which each of the Company and ILIC is licensed (collectively, the "Insurance Licenses"). Except as set forth on Schedule 4.11(a), to the

Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Insurance Licenses. Neither the Company nor ILIC has transacted any insurance business in any jurisdiction requiring an insurance license therefor in which it did not possess such an insurance license, other than those that the failure to own or hold individually or in the aggregate with other such failures do not have and cannot reasonably be expected to have a Material Adverse Effect. Schedule 4.11(b) sets forth a true, correct and complete list of the lines of insurance which each of the Company and ILIC is authorized to write in each of the respective jurisdictions set forth on Schedule 4.1.

                  4.12. Regulatory Filings. Each of the Company and ILIC has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Authorities with jurisdiction over the Company or ILIC, as the case may be, or its business, Properties or assets, in each case except such failures to file that individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect, and all required regulatory approvals in respect thereof are in full force and effect in all material respects. All such regulatory filings were in compliance in all material respects with applicable Laws, and no material deficiencies have been asserted by any such Governmental Authority with respect to such regulatory filings that have not been satisfied.

                  4.13. Contracts. (a) Schedule 4.13(a) sets forth a true, complete and correct list of each Contract (collectively, the "Scheduled Contracts") to which the Company or ILIC is a party or by which either is bound that is currently in effect or is not otherwise terminable without penalty or payment on not more than 30 days notice (other than direct insurance policies written by the Company or ILIC in the ordinary course of business), including all Contracts relating to: reinsurance or loss portfolio transfers; transactions between Affiliates; managing general agents; agents and brokers; borrowing of money; purchase of materials; supplies, equipment, products or services; the use of trademarks, trade names or copyrights; distribution of insurance products; or leases (capital or otherwise). The Scheduled Contracts which consist of transactions under which the Company or ILIC previously sold Subsidiaries or blocks of its business and under which the Company or ILIC retains responsibilities, obligations and/or potential liability are set forth on
Schedule 4.13(b) (the "Prior Transactions"). The Scheduled Contracts which Seller and Buyer have agreed will be terminated as to the Company and/or ILIC, as applicable, as of the Closing Date are set forth on Schedule 4.13(c).

                  (b) With respect to either the Company's or ILIC's performance of its obligations under the Scheduled Contracts, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Scheduled Contract. With respect to the performance by any other party of its obligations under the Scheduled Contracts, to the Knowledge of Seller, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Scheduled Contract.

                  4.14. Finder's Fees. No broker or finder has acted directly or indirectly for Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, nor has Seller or any of its Affiliates taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Buyer, the Company or ILIC for any broker's or finder's fee or other commission or compensation.

                  4.15. Statutory Statements. (a) Seller has delivered to Buyer true, correct and complete copies of (i) the Annual Statements of the Company as filed with the Missouri Insurance Department for the years ended December 31, 1995, 1996 and 1997, (ii) the Quarterly Statement of the Company as filed with the Missouri Insurance Department for the quarterly period ended September 30, 1998, (iii) the Annual Statements of ILIC as filed with the New York Insurance Department for the years ended December 31, 1995, 1996 and 1997, and (iv) the Quarterly Statement of ILIC as filed with the New York Insurance Department for the quarterly period ended September 30, 1998, in each case including all exhibits, interrogatories, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Statutory Statements"). The Statutory Statements were prepared in conformity with SAP prescribed or permitted by the Missouri Insurance Department with respect to the Statutory Statements of the Company and the New York Insurance Department with respect to the Statutory Statements of ILIC, and present fairly the respective statutory financial positions of the Company and ILIC as at the respective dates thereof and the respective results of operations of the Company and ILIC for the respective periods then ended. The Statutory Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Statutory Statements by any Governmental Authority.

                  (b) The amounts shown in the Statutory Statements as reserves and liabilities for past and future insurance policy and annuity benefits, losses, claims and expenses under insurance policies and annuities as of the end of each such year were determined in accordance with generally accepted actuarial standards consistently applied, were fairly stated in accordance with sound actuarial principles, were based on actuarial assumptions that were appropriate for obligations of the Company and ILIC, respectively, and met the requirements of SAP.

                  4.16. Assets and Properties. Except for securities deposited by the Company or ILIC with Governmental Authorities as set forth on Schedule 4.22, each of the Company and ILIC has good and marketable title to all assets and Properties that it purports to own, free of any Liens, other than restrictions imposed by applicable Laws with respect to the offering, distribution, acquisition and disposition of securities generally and of securities of insurance companies in particular.

                  4.17. Employee Benefits. As of the Closing Date, to the Knowledge of Seller, neither the Company nor ILIC will have any Liabilities under any Plan, ERISA or the minimum funding requirements of the Code which have not been assumed by Seller.

                  4.18. No Material Adverse Change. Except as set forth on
Schedule 4.18, except as the result of transactions with Buyer and its Subsidiaries and except for changes in general economic conditions, changes in prevailing interest rates and changes in applicable law, since June 30, 1998, there has been (a) no change, or development involving a prospective change, in the general affairs, management, shareholders' equity, assets, Liabilities Known to Seller, Properties, business, operations, condition (financial or otherwise) or results of operations of either the Company or ILIC, that has resulted in or may reasonably be expected to result in, either alone or in conjunction with all other such changes and developments, a Material Adverse Effect, other than those resulting from matters relating to or contemplated under this Agreement, (b) no material change in the manner in which the business of the Company or ILIC is conducted other than those resulting from matters relating to or contemplated under this Agreement and (c) no event of the type prohibited by Section 6.2.

                  4.19. Intangible Property. Neither the Company nor ILIC has received written notice that it is infringing (or is alleged to be infringing) on any trademark, trade name registration, copyright or any application pending therefor.

                  4.20. Insurance. Schedule 4.20 sets forth a true, correct and complete list and brief description (specifying the insurer, describing each pending claim thereunder affecting or involving the Company or ILIC as the insured party, setting forth the aggregate amounts paid out with respect to such claims under each such policy through the date hereof, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of errors and omissions, theft, life, fidelity, fire, liability, products liability, workers' compensation, vehicular and other insurance held by or on behalf of, or issued to, the Company or ILIC. All of such policies and binders are, to Seller's Knowledge, in full force and effect; there are no overdue premiums thereon; and neither the Company nor ILIC has received any notice of any proposed cancellation or non-renewal of any such policy or binder; provided, however, that, effective as of the Closing Date, Seller intends to remove the Companies from future coverage under all insurance policies issued to Seller.

                  4.21. Employees. As of the Closing Date, to the Knowledge of Seller, neither the Company nor ILIC will have any employees or any Liabilities with respect to any former employees which have not been assumed by Seller.

                  4.22. Security Deposits. Schedule 4.22 sets forth a true, correct and complete list of all securities deposited by each of the Company and ILIC with Governmental Authorities as of the date hereof.

                  4.23. Powers of Attorney; Guarantees; Required Insurance; Agents. Except as set forth on Schedule 4.23, neither the Company nor ILIC has any outstanding powers of attorney or any Liability Known to Seller as guarantor, surety, cosigner or endorser (other than for purposes of collection in the ordinary course of business of the Company or ILIC). Neither the Company nor ILIC is obligated to maintain insurance for the benefit of any Person, including its customers, other than in the ordinary course of its insurance business. Except with respect to CNL, Inc., Scudder Fund Distributors, Inc. and Scudder Variable Life Investment Fund and authorized agents of such entities, as of the Closing Date, the Company and ILIC will have each cancelled all Contracts with, and otherwise withdrawn the authority of, all brokers or agents previously appointed by it.

                  4.24. Bank Accounts. Schedule 4.24 sets forth a true, correct and complete list of bank accounts and investment accounts maintained by each of the Company and ILIC, including the name of each bank or other institution, account numbers and a list of signatories to such account.

                  4.25. Disclosure. Neither the representations or warranties made by Seller in this Agreement nor any certificate or other document furnished by or on behalf of Seller to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

                  4.26. Environmental Protection. To the Knowledge of Seller, the Company or ILIC, neither Seller, the Company or ILIC, nor any prior owners or occupants, has disposed of hazardous waste (as that term is defined under the environmental protection laws and regulations of all applicable federal, state and local authorities) on, or failed to remove hazardous waste from, nor is there any hazardous waste of any kind present on or under the surface of, any real property currently or previously owned by the Company or ILIC (the "Owned Property") in violation of any applicable environmental law. To the Knowledge of Seller, the Company or ILIC, the Owned Property and its use complies in all material respects and has complied in all material respects with all applicable Environmental Protection Agency, Occupational

Safety and Health Administration and all other federal, state and local laws and administrative rules and regulations governing the soil, water and air in or around the Owned Property. To the Knowledge of Seller, the Company or ILIC, there is no pending or threatened enforcement action, administrative order or proceeding, nor is there any notice, violation or investigation, relating to such laws, ordinances, rules or regulations concerning the Company, ILIC or the Owned Property, or any portion thereof, or concerning the Owned Property and any previous owner of any portions thereof, nor has any event occurred or is any event occurring which could give rise to any such action, order, proceeding, violation or investigation.

                  4.27. Guaranty Fund Assessments. The Company and ILIC have each (i) timely paid all guaranty fund assessments that are due, or claimed or asserted by any insurance regulatory authority to be due from it, or (ii) provided for all such assessments in its financial statements to the extent necessary to be in conformity with SAP.

            5.    REPRESENTATIONS AND WARRANTIES OF BUYER.

            Buyer hereby represents and warrants to Seller as follows:

                  5.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

                  5.2. Authorization; Enforcement. Buyer has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer. This Agreement, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  5.3. No Conflict. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the charter or by-laws of Buyer; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Buyer is a party or by or to which it or its assets or Properties may be bound or subject except for such violations, conflicts or breaches that individually or in the aggregate do not have and could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement in a timely manner; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Buyer, or upon the business, Properties or assets of Buyer except for such violations that individually or in the aggregate do not have and could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement in a timely manner; or (iv) subject to making the filings and obtaining the consents contemplated by Section 4.7, violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Buyer, or to the business, Properties or assets of Buyer except for such violations that individually or in the aggregate do not have and could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement in a timely manner.

                  5.4. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than (i) those required under the insurance laws of the States of New York and Missouri and under the HSR Act, (ii) placement of appropriate disclosure stickers on product prospectuses relating to this Agreement and the transactions contemplated hereby, (iii) compliance with the relicensing requirements of various jurisdictions in which the Company and ILIC are licensed to transact business, and (iv) those required or appropriate in connection with the election contemplated under Section 7.6.

                  5.5. Litigation. There are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened which question the validity of this Agreement or any action taken by Buyer pursuant to this Agreement or the transactions contemplated hereby.

                  5.6. Finder's Fees. No broker or finder has acted directly or indirectly for Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, nor has Buyer or any of its Affiliates taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Seller for any broker's or finder's fee or other commission or compensation.

                  5.7. Investment Purpose. Buyer is buying the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Act and all other applicable securities laws. Buyer understands that the Shares have not been registered under the Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Act except pursuant to a valid exemption from such registration.

            6.    COVENANTS AND AGREEMENTS.

                  6.1. Conduct of Business of the Companies. Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer, from the date of this Agreement through the Closing Date, Seller shall cause the Companies to (i) conduct their business only in the ordinary course consistent with past practices, (ii) maintain insurance coverages, (iii) comply in all material respects with all applicable Laws, (iv) preserve and maintain in full force and effect the Insurance Licenses and (v) perform in all material respects their obligations under all Contracts to which either is a party or by which either is bound.

                  6.2. Restrictions. (a) Except as otherwise contemplated by this Agreement, set forth on Schedule 6.2 or specifically consented to in writing by Buyer, from the date of this Agreement through the Closing Date, Seller shall not permit either the Company or ILIC to:

                  (i) amend its certificate of incorporation or charter, as applicable, or by-laws;

                 (ii) declare or pay any dividend, make any other distributions to its shareholder(s) whether or not upon or in respect of any shares of its capital stock or make any expenditure, unless such declaration, payment or making would be permitted under applicable insurance Laws to be declared, paid or made without the approval of the Insurance Department of the State of Missouri (with respect to the Company) or New York (with respect to ILIC) (in either case, a "State Regulator") as the case may be, or, if such approval of such State Regulator is required by applicable insurance Laws, unless such approval is obtained, provided, however, that no such declaration, payment or making that would individually or in the aggregate reduce the statutory capital and surplus of the Company below $10,000,000 or of ILIC below $10,000,000 is permitted irrespective of any approval of such State Regulator.

                (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                 (iv) incur or assume any Liability for borrowed money or guarantee any such Liability;

                  (v) subject to any Lien any of its Properties or assets;

                 (vi) except for dividends and distributions permitted by Sections 6.2(a)(ii) and 6.11 and normal intercompany payments relating to Taxes and other operating expenses paid by Seller on either the Company's or ILIC's behalf (including pursuant to the General Services Agreement, the Investment Advisory Agreement and the Tax Allocation Agreements), pay, lend or advance any amount to, or sell, transfer or lease any of its Properties or assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates;

                (vii) make any change in any method of accounting or accounting practice or policy other than those required by SAP;

               (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate to the Company or ILIC;

                 (ix) except for dividends and distributions permitted by Sections 6.2(a)(ii) and 6.11, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its Properties or assets that are material, individually or in the aggregate, to the Company or ILIC, except in the ordinary course of business consistent with past practice;

                  (x)  enter into any lease of Property;

                 (xi) issue any new insurance policies or appoint any insurance agents or managing general agents; or

                (xii) agree, whether in writing or otherwise, to do any of the foregoing.

                  (b) Except as specifically consented to in writing by Buyer, Seller shall not, and shall not permit the Company or ILIC to, take any action or omit to take any action that would result in a breach of any representation or warranty of Seller contained in this Agreement.

                  6.3. Access to Information; Due Diligence; Confidentiality. Prior to the Closing Date, Buyer shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, Properties, business and operations of the Company and ILIC as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and Contracts and facilities of the Company and ILIC, and access to the personnel of the Company, ILIC and Seller with respect to the Company and ILIC, including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, tax returns, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company and ILIC. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Seller, the Company and ILIC and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate fully with such employees and representatives in connection with such investigation, access and examination. Buyer shall hold such documents and other material, including information concerning Seller, in confidence in accordance with the terms and conditions of the Confidentiality Agreement by and between the Company and Buyer dated November 12, 1997, as amended as of November 12, 1998 (the "Confidentiality Agreement"). Buyer shall hold all documents and other material and information described in this Section 6.3 relating to Seller's tax positions, information, analyses, returns, filings, and similar matters in confidence in accordance with the terms and conditions of the Confidentiality Agreement without regard to the term of such agreement.

                  6.4. Acquisition Proposals. From the date hereof through the Closing Date, Seller shall not and shall not permit any of its Affiliates or any of the officers, directors, employees, representatives or agents of Seller or such Affiliates, directly or indirectly, to solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any Person or group of Persons (other than Buyer) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets (other than in the ordinary course of business) of the Company or ILIC, or any disposition of any of the securities of the Company or ILIC (other than sales of investment securities in its investment portfolio and other than the dividend by the Company of stock of LUK-CPG, Inc. and its Subsidiaries to Seller to be consummated on or prior to the Closing Date) (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Notwithstanding the foregoing, an "Acquisition Proposal" shall not include the direct or indirect solicitation, initiation or participation by Seller, its Affiliates, or any of the officers, directors, employees, representatives or agents of Seller or such

Affiliates, in any way in discussions or negotiations with, or providing any information or assistance to, or entering into any agreement with, any Person or group of Persons concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution, disposition of assets of Seller or any of Seller's Affiliates (other than the Company or ILIC), or any disposition of any of the securities of Seller or any of Seller's Affiliates (other than the Company or ILIC). Seller shall promptly communicate to Buyer the terms of any Acquisition Proposal which it or any such other Person may receive.

                  6.5. Approvals of Governmental Authorities. (a) Buyer shall take, and shall cause its Affiliates to take, all reasonable steps necessary or appropriate, and shall use, and shall cause its Affiliates to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities (including termination of the waiting period under the HSR Act and any extension thereof) required to be obtained by Buyer or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer shall use all commercially reasonable efforts to promptly (but in no event later than January 31, 1999) make all insurance regulatory filings necessary to obtain approval of the transactions contemplated by this Agreement.

                  (b) Seller shall cooperate with Buyer and its Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders (including termination of the waiting period under the HSR Act and any extension thereof), and shall provide and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request in connection therewith. Without limiting the generality of the foregoing, Seller shall cooperate with Buyer in promptly (but in no event later than January 31, 1999) making all insurance regulatory filings necessary to obtain approval of the transactions contemplated by this Agreement.

                  6.6. Further Assurances. On and after the Closing Date, each of the parties shall execute, and shall cause their respective Affiliates to execute, such reasonable documents, instruments and conveyances and take, and cause their respective Affiliates to take, such further reasonable actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement. From and after the Closing Date, any notice or inquiries received by Seller on behalf of the Company or ILIC will be promptly forwarded or referred to Buyer.

                  6.7. Notification of Changes. (a) Seller shall promptly notify Buyer in writing of any event or the existence of any state of facts that Seller becomes aware of prior to the

Closing Date that would (i) make any of the representations and warranties of Buyer or Seller contained in this Agreement untrue or inaccurate in any material respect or (ii) otherwise constitute a Material Adverse Effect. Seller shall also promptly notify Buyer in writing of any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement that Seller becomes aware of prior to the Closing Date.

                  (b) Buyer shall promptly notify Seller in writing of any event or the existence of any state of facts that Buyer becomes aware of prior to the Closing Date that would (i) make any of the representations and warranties of Buyer or Seller contained in this Agreement untrue or inaccurate in any material respect or (ii) otherwise constitute a material adverse effect on the validity or enforceability of this Agreement or on the ability of Buyer to perform its obligations under this Agreement in a timely manner. Buyer shall also promptly notify Seller in writing of any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that Buyer becomes aware of prior to the Closing Date.

                  6.8. Performance of Conditions. Seller shall, and shall cause the Company and ILIC to, take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.1. Buyer shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.2.

                  6.9. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except such release or announcement as may be required by law, in which case the party required to make the release or announcement shall allow the other party three Business Days or such shorter amount of time as is practicable under the circumstances to comment on such release or announcement in advance of such issuance.

                  6.10. Authority, Bank Accounts, Etc. Resignations, appropriately executed signature cards, and all other documentation needed in preparation for closing bank and other investment accounts of the Companies and deposits maintained by the Companies with any Governmental Authority, or transferring signature authority therefor, will be provided to Buyer by Seller upon Closing. Seller will cooperate with and assist Buyer in obtaining, subsequent to Closing, any statutory or regulatory approvals required to enable the Companies to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by appropriate Governmental Authorities. From and after the Closing, no agent or officer of Seller shall take any action with respect to any such accounts or deposits other than as may be expressly authorized in writing by Buyer.

                  6.11. Pre-Closing Dividends; Subsidiaries. On or prior to the Closing Date, (i) Seller shall cause the Company to distribute to Seller, directly or indirectly, whether through liquidating or dividend distributions (the "Subsidiary Dividend"), all of the issued and outstanding shares of the capital stock of LUK-CPG, Inc. and its Subsidiaries (including all of the 294,000 shares of ILIC currently indirectly owned by LUK-CPG, Inc.), (ii) Seller shall cause the Company to distribute to Seller, whether through liquidating or dividend distributions (the "Asset Dividend"), the assets of the Company listed on Schedule 6.11 and (iii) Seller shall cause the Companies to repay any and all amounts then owed to Affiliates of Seller and the Company (including under the Tax Allocation Agreements).

                  6.12. Employee Benefits. Prior to the Closing Date, Seller shall take any and all necessary actions to assume any and all Liabilities of the Company and ILIC which otherwise would have existed as of the Closing Date, regardless of when such Liabilities arise or are asserted: (i) with respect to any former employees, (ii) under ERISA and/or the minimum funding requirements of the Code and (iii) under all Plans sponsored by the Company or ILIC at any time prior to the Closing Date.

                  6.13. Administrative Services. From and after April 1, 1999, Buyer shall provide to the Company and ILIC all administrative and accounting services ("Services") necessary to enable the Company and ILIC to continue to operate in the manner that such entities operate as of the date hereof. The Services shall include, without limitation, the services described on Exhibit C hereto. If this Agreement is terminated in accordance with its terms, (i) Buyer shall continue to provide the Services until the earlier of April 1, 2000 or 30 days after receipt of notice from the Company and ILIC requesting that Buyer discontinue providing the Services and (ii) Seller shall pay Buyer an amount of cash equal to 110% of the sum of all expenses (including, without limitation, the following expense categories: employee benefits, payroll, taxes, rent, supplies and other overhead expenses) incurred by Buyer for costs relating to Buyer's provision of the Services from April 1, 1999 through the date on which such Services are discontinued pursuant to clause (i) above.

            7.    TAXES.

                  7.1. Tax Returns Filed and Taxes Paid by Seller. Seller represents and warrants to Buyer that: (i) all Tax Returns required to be filed by Seller, the Company or ILIC on or before the Closing Date with respect to the Company or ILIC have been or will be filed in a timely manner (taking into account all extensions of due dates) and all such Tax Returns are true, complete and correct in all material respects;
(ii) all Taxes payable by Seller, the Company or ILIC attributable to the Company or ILIC that are or were due and payable on or before the Closing Date (without regard to whether such Taxes have been assessed) have been or will be timely paid, or properly accrued or adequately reserved on the books of the Company and ILIC in accordance with applicable accounting practices consistently applied; (iii) except as set forth on Schedule 7.1, no deficiencies for any material Taxes for which the Company or ILIC may be liable have been asserted by a taxing authority in a writing received by Seller, the Company or ILIC or assessed by a taxing authority against the Company, ILIC or any member of Seller's Group which remain unpaid; (iv) except as set forth on Schedule 7.1, neither the Company, ILIC nor any member of Seller's Group has been notified in writing by any taxing authority of any audit or investigation with respect to any liability for Taxes imposed on the income, operations or assets of the Company or ILIC and with respect to which the applicable statute of limitations has not expired; (v) except as set forth on Schedule 7.1, there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax imposed on the income, operations or assets of the Company or ILIC; and (vi) Seller is currently the common parent of an affiliated group of which the Company and ILIC are members and will file a federal consolidated income tax return on behalf of that affiliated group which will include the operations of the Company and ILIC through the Closing Date.

                  7.2. Seller's Non-Foreign Status. Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

                  7.3. Post-Closing Access to Books and Records and Cooperation. Buyer will cause the Company and ILIC after the Closing to afford, or will itself afford, to Seller and its representatives and agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of Buyer, the Company or ILIC) to the Books and Records pertaining to periods ending on or prior to the Closing Date and to the Company's and ILIC's employees and auditors for the purpose of obtaining information relating to periods ending on or prior to the Closing Date, to the extent such access is reasonably necessary as determined by Seller: (i) to prepare and complete any Tax or other regulatory filings required to be made by Seller after the Closing Date; (ii) to prosecute or defend on behalf of the Company or ILIC any inquiry, assessment, contest, proceeding or litigation ("Contest") controlled by Seller under Section 7.4.7 of this Agreement; (iii) to comply with requests made of Seller by any Tax or other regulatory authority in the conduct of any Contest relating to the Company's or ILIC's activities during periods ending on or prior to the Closing Date; and (iv) to satisfy any other request of Seller which is reasonable under the circumstances. Seller will hold all information provided to it pursuant to this Section 7.3 (and any information derived therefrom) in confidence (except to the extent it otherwise becomes public other than through actions of Seller) and will not disclose any such information other than (i) as is reasonably necessary in connection with the Contest or (ii) as required by applicable law or regulation. Buyer will hold Seller's requests for information, and the contents of Buyer's responses thereto, in confidence (except to the extent such information otherwise becomes public other than through the actions of Buyer) and will not disclose any such information other than (i) to directors, officers, employees, and agents of Buyer who need to know such information for the purposes for which it was requested or provided and (ii) as required by applicable law or regulation.

                  7.4.  Liability for Taxes and Related Matters.

                        7.4.1.  Seller's Liability for Taxes.  Except
as provided otherwise in the last sentence of this Section 7.4.1., and except as otherwise provided in Section 7.5, Seller shall be liable for and shall indemnify Buyer for all Taxes, (including any obligation imposed on Buyer, the Company or ILIC to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company or ILIC, and Taxes resulting from the Company or ILIC ceasing to be members of Seller's Group) to the extent, and only to the extent, any such Tax is (A) imposed on Seller's Group for any taxable year and (B) imposed on the Company or ILIC or for which the Company or ILIC may otherwise be liable (1) for any taxable year or period that ends on or before the Closing Date, (2) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on the Closing Date as determined in accordance with the principles set forth in Section 7.4.3, (3) arising out of a breach or inaccuracy of any representation or warranty contained in Section 7.1 (assuming that each representation and warranty qualified by the terms "material" or "Material Adverse Effect" were not so qualified), or (4) arising out of a breach of any covenant contained in this Article 7, in each case, only to the extent in excess of the aggregate amounts reserved for Taxes on the Final Balance Sheets. Buyer may not, without Seller's consent, amend any Tax Return of the Company or ILIC for any taxable period including any portion of time on or prior to the Closing Date. Seller shall be entitled to a refund of Taxes of the Company or ILIC received for any taxable year or period ending on or before the Closing Date; provided, however, that any refund for such periods that results from a carryback of any loss, deduction or other tax benefit attributable to the Company or ILIC with respect to a period subsequent to the Closing Date shall be paid to or retained by the Company, ILIC or Buyer, as the case may be; provided, further, that if, and only if, any such refund that results from such carryback affects Seller's ability to obtain a refund for any pre-Closing taxable year or period, the Company, ILIC or Buyer, as the case may be, shall be entitled to only fifty percent (50%) of such refund and Seller shall be entitled to the balance of such refund. Notwithstanding anything contained in this Section
7.4.1. or anywhere else in this Agreement to the contrary, nothing in this Agreement shall in any way alter or affect Buyer's (and its Affiliate's, excluding the Company or ILIC) obligation and ultimate responsibility to pay or reimburse the Company (and, thereby, indirectly Seller) any and all amounts of DAC Taxes and premium Taxes as provided in (A) the Charter Coinsurance Agreement, (B) the Charter Reinsurance Agreement and (C) the ILIC Coinsurance Agreement, and all provisions of this Agreement shall be construed so as not to subvert or alter such obligations or responsibilities of Buyer and its Affiliates; provided, however, that no payment to Seller or Seller's Affiliates shall be required for any Tax attributable to a period after the Closing unless Seller or its Affiliates is required to make a payment of any such Tax; provided, further, that no payment to Seller or Seller's Affiliates shall be required for any amounts of such DAC Taxes or premium Taxes reflected as an asset or a reduction of a liability (net of any offset) on the Final Balance Sheets, and only to the extent such amounts, as so reflected on the Final Balance Sheets, are taken into account in determining Statutory Capital.

                        7.4.2.  Buyer's Liability for Taxes.  Buyer
shall be liable for and shall indemnify Seller for the Taxes of the Company and ILIC (i) for any taxable year or period that begins after the Closing Date, (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year beginning after the Closing Date as determined in accordance with the principles set forth in Section 7.4.3,
(iii) for any amount for which the Company, ILIC, Buyer or any successor of any of them remains responsible under Section 7.5, (iv) for amounts that are the responsibility of Buyer or its Affiliates (or successors) under the Charter Coinsurance Agreement, the Charter Reinsurance Agreement and the ILIC Coinsurance Agreement, to the extent such amounts are not reflected as an asset or a reduction of a liability on the Final Balance Sheets, and only to the extent such amounts, as so reflected on the Final Balance Sheets, are taken into account in determining Statutory Capital, and (v) arising out of a breach of any covenant contained in this Article 7. Buyer shall be entitled to any refund of Taxes of the Company or ILIC for the periods referred to in clauses (i) and (ii) of the preceding sentence.

                        7.4.3.  Taxes for Short Taxable Year.  Seller
and Buyer shall close the taxable period of the Company and ILIC as of the close of business on the Closing Date, unless such action is prohibited by Law. In any case where applicable law prohibits the Company or ILIC from closing its taxable year on the Closing Date then, for purposes of Sections 7.4.1, 7.4.2 and 7.4.6, the determination of the Taxes of the Company and ILIC for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be ratably apportioned on a time basis. The parties hereto expressly recognize that the allocation of Taxes in the preceding sentence will be determined by allocating any provision of reserves on the basis of an interim closing of the books. Seller shall be responsible for Taxes allocable according to this paragraph to the portion of such year ending on the Closing Date only to the extent such Taxes exceed the aggregate amount reserved for Taxes on the Final Balance Sheets.

                        7.4.4.  Adjustment to Purchase Price.  Any
payment by Buyer or Seller under Section 7.4 will be an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code, except that no appeal to the U.S. Supreme Court shall be required) with respect to such payment causes any such payment not to constitute an adjustment to the Purchase Price for income tax purposes.

                        7.4.5.  Pre-Closing Taxes.  Seller shall
(i) timely prepare and file all Tax Returns of the Company and ILIC required to be filed for any taxable period ending on or prior to the Closing Date and (ii) timely pay or cause to be paid any Tax due thereon. Seller shall prepare such Tax Returns on a basis consistent with past practices. In the case of any such Tax Return required to be signed by the Company or ILIC, Seller shall provide such Tax Returns to Buyer at least 5 Business Days prior to the due date, including any extensions for the filing thereof, together with such tax information reasonably relevant to such Tax Returns (including any supporting schedules, workpapers and information as to the method of computing separate taxable income or other relevant measure of income of the Company and ILIC), and Buyer shall cause the Company or ILIC, as the case may be, duly to execute such Return and return it to Seller at least three Business Days prior to the due date thereof. Notwithstanding this Section 7.4.5, liability for the Taxes due on such Tax Returns shall be determined in accordance with the other provisions of this Article 7.

                        7.4.6.  Post-Closing Taxes.  (a)  Buyer shall
(i) timely prepare and file all Tax Returns of the Company and ILIC required to be filed for any taxable period beginning after the Closing Date and (ii) timely pay or cause to be paid any Tax due thereon.

                  (b) Buyer shall timely prepare and file all Tax Returns of the Company and ILIC required to be filed for any taxable period beginning prior to the Closing Date and ending after the Closing Date. Liability for the Taxes due on such Tax Returns shall be determined in accordance with the principles set forth in Section 7.4.3.

                  (c) The provisions of this Section 7.4.6(c) shall apply to all Taxes and Tax Returns covered by this Article 7. Buyer and Seller shall share information and cooperate in all matters (including securing proper signatures) related to the filing of Tax Returns. In cases where one party prepares a Tax Return (the "Preparer") but another party is liable for part of the Tax on such Tax Return (the "Liable Party"), the Preparer shall pay the appropriate amount of Tax to the taxing authority and provide written notice requesting payment of the portion of Tax due from the Liable Party. Such notice shall be provided at least 10 Business Days prior to the due date of the Tax Return (including any extensions for the filing thereof) and shall include the Tax Return together with such Tax information reasonably relevant to such Tax Return, including supporting schedules, workpapers and information as to the method of computing separate taxable income or other relevant measure of income of the Company and ILIC. Payment from the Liable Party to the Preparer shall be made within 7 Business Days of the receipt of such written notice, provided, however, that payment shall not be due prior to three Business Days before the time the Tax payment is due to the taxing authority. If the parties do not agree on the amount of the payment, the dispute resolution mechanism set forth in Section 2.5(b) shall be utilized. Any late payment of Tax from the Liable Party to the Preparer shall bear interest at the overpayment rate set forth in Section 6621(a)(1) of the Code.

                  7.4.7. Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of Buyer's Affiliates or Subsidiaries, the Company or ILIC of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company or ILIC for which Seller could be required to indemnify Buyer pursuant to Section 7.4.1 (assuming, for this purpose, no exception to or limitation on such indemnity obligation attributable to the existence of any reserve for Taxes on the Final Balance Sheet), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent such failure results in an increase in the amount for which Seller is liable under Section 7.4.1 or otherwise results in a Loss to Seller or a Seller Affiliate. Seller shall have the sole right to represent and control the Company's and ILIC's interests in any Contest relating to taxable periods ending on or before the Closing Date, or relating to any claim for Taxes which could be subject to indemnification by Seller pursuant to Section 7.4.1. other than Taxes described in the next paragraph, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Buyer, the Company or ILIC for any period (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, which consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

            Seller shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period ending after the Closing Date which may be subject to indemnification by Seller pursuant to Section 7.4.1 and, with the written consent of Buyer and at its sole expense, may assume the entire defense of such Tax claim if assumption of such defense is permitted by law. Neither Buyer, the Company, nor ILIC may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 7.4.1 without the prior written consent of Seller, which consent shall not be unreasonably withheld. Buyer shall have the sole right to represent the Company's or ILIC's interests in the defense of any claim for Taxes relating to taxable periods beginning on or after the Closing Date. Notwithstanding the foregoing, Buyer shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of Seller, the Company or ILIC for any period for which Seller must indemnify Buyer pursuant to Section 7.4.1 (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Seller, which consent shall not be unreasonably withheld, and shall not be necessary to the extent that Buyer has indemnified Seller against the effects of any such settlement.

                  7.5. Termination of Existing Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company or ILIC shall be terminated as of the Closing Date. Notwithstanding the preceding sentence or anything contained herein to the contrary, the Company, ILIC and Buyer (and any successor thereto) shall continue to be obligated, even after the Closing Date, to pay Seller any amounts owing under the Tax Allocation Agreements for any amount of Taxes for which a reserve or accrual has been established and reflected on the Final Balance Sheets.

                  7.6. Section 338(h)(10) Election. (a) Buyer and Seller shall make a joint election under Section 338(h)(10) of the Code and under any comparable or equivalent provisions of state or local law with respect to the purchase of the Shares by Buyer (the "Election"). Seller and Buyer shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, including the reasonable determination of the fair market value of the assets of the Company and ILIC and the allocation of the deemed purchase price among the assets of the Company and ILIC within the meaning of Section 338(h)(10) of the Code.

                  (b) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. In connection with the Election, not later than 20 Business Days prior to the required due date thereof, Buyer shall provide Seller with copies of (i) a properly executed Form 8023 (or any successor form), (ii) all attachments required to be filed therewith pursuant to the Code and (iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election. Seller shall execute and deliver to Buyer within 120 days of the required due date therefor, such documents or forms as are required by any Tax laws to properly complete the Election. Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Buyer in order to prepare any documents, forms, or information, or to timely file the Election and any other required statements or schedules. Buyer shall promptly execute and deliver to Seller any amendments made to Form 8023 (or any successor form) (and any comparable state and local forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable law, including any amendments to Form 8023 (or any successor form) necessitated by any indemnification payments made pursuant to Section 8.1 or 7.4.1.

                  (c) Buyer shall comply with all of the requirements of Section 338(h)(10) of the Code. Seller shall take no action which is inconsistent with the requirements for filing the Election under the Code.

                  (d) To the extent permitted by state or local laws, the principles and procedures of this Section 7.6 shall also apply with respect to a
Section 338(h)(10) election or equivalent or comparable provision under state or local law.

                  (e) Buyer shall have no liability to Seller for, and shall not be deemed to have indemnified, under any provision of this Agreement or otherwise, Seller from and against, for or in respect of, any Taxes which may be imposed upon or assessed against Seller as a result of the Election.

                  7.7. Survival of Representations, Warranties and Obligations. The representations, warranties and obligations of the parties set forth in this
Article 7 shall survive the Closing, shall be unconditional and absolute and shall remain in effect, in each case, until termination of the applicable period of limitations with respect to Taxes, plus 90 days.

                  7.8. Transfer Taxes. Buyer shall be liable for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes which may be imposed in connection with the transactions contemplated by this Agreement (including any transfer taxes imposed by reason of the Section 338(h)(10) election), together with any interest, additions or penalties with respect thereto. Each party hereto hereby agrees to file all necessary documentation (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

                  7.9. Continuation of Reinsurance Agreements. Buyer expressly covenants that the Charter Coinsurance Agreement, the Charter Reinsurance Agreement and the ILIC Coinsurance Agreement will continue in full force and effect until at least the day after the Closing Date.

                  7.10. Indemnification Payments Net of any Tax Benefit. Notwithstanding anything contained herein to the contrary, if any payment by one party to the other party with respect to a single item under this Article 7 or under Article 8 hereof exceeds (or would exceed but for this Section 7.10) $25,000, the amount of such payment shall be reduced by the amount of any tax benefit actually realized or reasonably expected to be realized by the payee as a result of either the payment or the circumstances underlying or giving rise to the payment, provided, however, any such tax benefit shall be reduced by any tax cost resulting to the payee as a result of the receipt of such indemnity payment.

            8.    INDEMNIFICATION.

                  8.1. Indemnification by Seller. (a) Subject to the provisions of Sections 8.3 and 8.5 and Article 10 of this Agreement, Seller hereby agrees to indemnify, defend and hold harmless Buyer, the Company and ILIC and their respective officers, directors, employees, Affiliates, agents, successors and assigns (collectively, the "Buyer Indemnitees") from and against, for and in respect of any and all Losses which any of them may sustain based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement (other than the representations and warranties of Seller contained in Article 7, the indemnification obligations of which are governed by Article 7) or in any schedule, certificate, instrument or other document delivered pursuant hereto (assuming that each representation and warranty qualified by the terms "material" or "Material Adverse Effect" were not so qualified and without regard to the Knowledge of Seller), (ii) any breach of any covenant or agreement of Seller contained in this Agreement (other than the covenants of Seller contained in Article 7, the indemnification obligations of which are governed by Article
7), (iii) any matter relating to or arising out of the Prior Transactions (including any indemnification obligations (including product tax compliance indemnification obligations and indemnification obligations for any liability arising from the Teter lawsuit set forth on Schedule 4.10) of the Company or ILIC with respect thereto), (iv) any matter relating to or arising out of Market Conduct Activities arising as a result of any acts, errors or omissions prior to the Closing Date by the Company or ILIC, any of their respective Affiliates or any of their respective officers, employees, agents or representatives, (v) any guaranty fund assessments for insolvencies occurring prior to the Closing Date to the extent such assessments are not reflected on the Final Balance Sheets,
(vi) any liability of the Company or ILIC incurred on or before the Closing Date, not paid as of such date and not reflected on the Final Balance Sheets or
(vii) the failure of any policies listed on Schedule 4.9(a) to qualify as "life insurance contracts" under, and to be administered in accordance with, Section 101 or Section 7702 of the Code, or the characterization of any such contract as a "modified endowment contract" within the meaning of Section 7702A of the Code, except for any such contract that qualifies and is administrated as a modified endowment contract, and with respect to which the policyholder acknowledged and agreed, before the date of issuance of such contract (or if any such contract became a modified endowment contract upon conversion subsequent to the date of issuance, before the date of conversion), to such qualification and administration. Notwithstanding anything in Article 7 or this Article 8 to the contrary, in no event shall Seller be obligated to indemnify, defend or hold harmless any Buyer Indemnitee with respect to (i) any Losses arising as a result of any acts, errors or omissions by Buyer or Allstate NY, or any inaccuracy in or breach of any representation or warranty of Buyer or Allstate NY and any breach of any covenant or agreement of Buyer or Allstate NY contained in (A) the Charter Coinsurance Agreement, (B) the Charter Reinsurance Agreement, (C) the Administrative Service Agreement, dated as of September 2, 1998, between Buyer and the Company, (D) the ILIC Coinsurance Agreement, (E) the Administrative Services Agreement, dated as of September 2, 1998, between Allstate NY and ILIC, and (F) the Purchase Agreement or (ii) any Policy Liabilities (as such term is used in the Charter Coinsurance Agreement, the Charter Reinsurance Agreement and the ILIC Coinsurance Agreement); provided, however, that all obligations and responsibilities of Seller under the Purchase Agreement shall remain in full force and effect without regard to this Agreement.

                  (b) For purposes hereof, "Loss" and/or "Losses" shall mean any and all losses, liabilities, damages, deficiencies, costs or expenses, including interest, penalties and reasonable attorneys' and accountants' fees and disbursements, after deducting all amounts received by the indemnified party as a recovery under any insurance policy or bond. Without limiting the generality thereof, Losses arising out of or related to Market Conduct Activities include: the cost to the Indemnified Party of any obligation (whether arising out of a judgment or a settlement) to increase crediting rates, to credit cash or other account values, to provide one or more additional coverages, to forgive future premium payments, to make a policy loan at a discount from contractual rates, or to provide any other benefits to current or former policyholders; the costs of administering a global settlement, including costs of communicating with policyholders; the costs of any individualized arbitration process provided for as part of a settlement or judgment, including all costs of administering such a process and of awards granted therein; the costs of any employees or facilities to the extent dedicated to devising or facilitating a settlement; and the fees and expenses of counsel for third parties agreed or required to be paid by the Indemnified Party.

                  (c) Promptly after receipt by Buyer of notice of (i) any demand, claim or circumstances which, with the lapse of time, would give rise to a Loss with respect to which a Buyer Indemnitee would be entitled to indemnification pursuant to this Section 8.1 or (ii) any claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss with respect to which a Buyer Indemnitee would be entitled to indemnification pursuant to this Section 8.1, Buyer shall give notice thereof to Seller, describing in reasonable detail such demand, claim, circumstances or Asserted Liability, the provision or provisions under this Agreement under which the right to indemnification is asserted and the specific circumstances thereof, and indicating the amount (estimated, if necessary) of the Loss that has been or may be suffered by such Buyer Indemnitee in connection therewith. Buyer's failure to give notice of any such demand, claim, circumstances or Asserted Liability to Seller in a prompt manner will not be deemed a waiver of the Buyer Indemnitee's right to indemnification hereunder for Losses in connection herewith, but the amount of indemnification to which the Buyer Indemnitee is entitled shall be reduced by the amount, if any, by which the Buyer Indemnitee's Losses would have been less had such notice been given promptly.

                  8.2. Buyer's Obligation to Indemnify. (a) Subject to the provisions of Section 8.3 and 8.5 and Article 10 of this Agreement, Buyer hereby agrees to indemnify, defend and hold harmless Seller and Seller's officers, directors, employees, Affiliates, agents, successors and assigns (collectively, the "Seller Indemnitees") from and against, for and in respect of any and all Losses which any of them may sustain based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant hereto (assuming that each representation and warranty qualified by the terms "material" or "material adverse effect" were not so qualified and without regard to the Knowledge of Buyer), or (ii) any breach of any covenant or agreement of Buyer contained in this Agreement (other than the covenant of Buyer contained in Article 7, the indemnification obligations of which are governed by Article 7).

                  (b) Promptly after receipt by Seller of notice of (i) any demand, claim or circumstances which, with the lapse of time, would give rise to a Loss with respect to which a Seller Indemnitee would be entitled to indemnification pursuant to this

Section 8.2 or (ii) an Asserted Liability that may result in a Loss with respect to which a Seller Indemnitee would be entitled to indemnification pursuant to this Section 8.2, Seller shall give notice thereof to Buyer, describing in reasonable detail such demand, claim, circumstances or Asserted Liability, the provision or provisions under this Agreement under which the right to indemnification is asserted and the specific circumstances thereof, and indicating the amount (estimated, if necessary) of the Loss that has been or may be suffered by such Seller Indemnitee in connection therewith. Seller's failure to give notice of any such demand, claim, circumstances or Asserted Liability to Buyer in a prompt manner will not be deemed a waiver of the Seller Indemnitee's right to indemnification hereunder for Losses in connection herewith, but the amount of indemnification to which the Seller Indemnitee is entitled shall be reduced by the amount, if any, by which the Seller Indemnitee's Losses would have been less had such notice been given promptly.

                  8.3. Right to Contest Third Party Claims. (a) Defense (including the right to settle or compromise) of any Asserted Liability, including selection of counsel (subject to the consent of Buyer, for all Buyer Indemnities or of Seller, for all Seller Indemnitees, as applicable, which consent shall not be unreasonably withheld) and the sole power to direct, investigate and control such defense, shall be by the indemnifying party, if within 30 days after receiving the notice required under Section 8.1(c) or
Section 8.2(b), as the case may be, the indemnifying party gives written notice to Buyer on behalf of all Buyer Indemnities, or Seller on behalf of all Seller Indemnitees, as the case may be, stating that the indemnifying party intends to dispute and defend against such Asserted Liability at its own cost and expense. The indemnified party shall make no payment in respect of such Asserted Liability to any third party as long as the indemnifying party is conducting a good faith and diligent defense.

            (b) Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own cost and expense directly or through counsel. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the Buyer on behalf of all Buyer Indemnitees, or Seller on behalf of all Seller Indemnitees, as applicable, (x) shall, at the expense of the indemnifying party, undertake the defense of such Asserted Liability with one counsel selected by Buyer on behalf of all Buyer Indemnities, or Seller on behalf of all Seller Indemnities, as applicable, and
(y) shall have the right to compromise or settle the same exercising reasonable business judgment with the consent of the indemnifying party, which consent shall not be unreasonably withheld.

            (c) Except as provided herein, Buyer on behalf of all Buyer Indemnitees, and Seller on behalf of all Seller Indemnitees, as applicable, shall have the right to consent to any settlement or compromise of any Asserted Liability, which consent shall not be withheld unreasonably. If the indemnified party refuses to consent to a bona fide compromise or settlement that the indemnifying party desires to agree to (the "Bona Fide Settlement"), the indemnified party may continue to pursue the defense of such Asserted Liability, free of any participation by the indemnifying party and at the sole expense of the indemnified party; provided that in such event, the obligation of the indemnifying party to the indemnified paty will equal the lesser of (i) the amount of such Bona Fide Settlement or
(ii) the actual out-of-pocket amount that the indemnified party is obligated to pay as a result of the indemnified party's continued defense of such Asserted Liability, plus the reasonable out-of-pocket expenses incurred by the indemnified party after the date of notice from the indemnified party of its refusal to consent to a Bona Fide Settlement (the "Refusal Date") in connection with such Asserted Liability, minus the reasonable out-of-pocket expenses of the indemnifying party incurred after the Refusal Date by the indemnifying party in connection with such Asserted Liability. The indemnifying party shall give the indemnified party such notice of the Bona Fide Settlement as is reasonable under then existing circumstances and the indemnified party shall notify the indemnifying party of its consent or lack of consent to such Bona Fide Settlement within a reasonable period of time under then existing circumstances. Notwithstanding anything herein to the contrary, the indemnifying party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the indemnified party so long as such settlement releases the indemnified party from all liability for or in connection with such action, is exclusively on monetary terms, does not materially and adversely impair the ability of the indemnified party to carry on its business and does not contain any admission of wrongdoing on the part of the indemnified party.

            (d) The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense. Any failure to make available such information and/or to cooperate shall reduce the amount, if any, by which the indemnified party's Losses would have been reduced had such information been made available or such cooperation been provided.

                  8.4. Indemnification for Taxes. Notwithstanding anything in this Article 8 to the contrary, any indemnifiable Loss or third party claims based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty made by Seller in Article 7, or the failure to comply with any covenant or agreement on the part of the parties hereto contained in Article 7, will be governed exclusively by Article 7.

                  8.5. Limitations on Indemnification. (a) If any party seeking indemnification under this Article 8 (an

"indemnified party") recovers from any third party (including insurers) all or any part of any amount paid to it by an indemnifying party (herein so called) pursuant to Section 8.1 or 8.2, such indemnified party shall promptly pay over to the indemnifying party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery, including any taxes and net of any tax benefit resulting from such recovery and payment), but not in excess of any amount previously so paid by the indemnifying party. If an indemnified party recovers from any third party (including insurers) any amount as to which indemnification may be claimed pursuant to Section 8.1 or 8.2, such indemnified party shall have no right to claim indemnification for such amount from the indemnifying party.

            (b) The indemnified party shall prosecute diligently and in good faith any claim for indemnification with any applicable third party (including insurers), but such attempt shall not be a condition precedent to the indemnified party seeking to collect any indemnification payment pursuant to
Section 8.1 or 8.2.

            9.    TERMINATION.

                  9.1. Termination. This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of Seller and Buyer or (ii) by either Buyer or Seller if the Closing shall not have occurred on or before June 30, 1999; provided, however, that the right to terminate this Agreement under Section 9.1(ii) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

                  9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to Section
11.8 and the confidentiality provisions set forth in Section 6.3 and except that nothing herein will relieve any party from liability for any prior breach of this Agreement.

            10.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            Notwithstanding any right of Buyer fully to investigate the affairs of the Companies, Buyer has the right to rely fully upon the representations and warranties of Seller contained in this Agreement or in any other certificate or instrument delivered at Closing. Each of the representations and warranties of Seller and Buyer under this Agreement will survive the execution and delivery of this Agreement and the Closing and remain in effect until the expiration of the twenty-four month period immediately following the Closing Date, except that the representations and warranties of Seller contained in Sections 4.1, 4.2, 4.3, 4.4, 4.9, 4.13, 4.17 and 4.26 shall survive the Closing and remain in effect indefinitely and the representations and warranties of Seller contained in Article 7 shall survive the Closing and remain in effect for the period set forth in Article 7.

            11.   MISCELLANEOUS.

                  11.1. Amendments and Waivers. This Agreement may not be amended, and none of its provisions may be modified, except expressly by an instrument signed by the parties hereto. No failure or delay of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver by a party of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be in writing and signed by such party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  11.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and its respective successors and permitted assigns.

                  11.3. Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior negotiations, commitments, agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

                  11.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts law).

                  11.5. Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or any state court sitting in The City of New York, New York (any such federal or state court, a "New York Court"), this being in addition to any other remedy to which they are entitled to in law or in equity. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such New York Court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York Court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a New York Court.

                  11.6. Notices. All written notices required under this Agreement shall be given in writing and shall be deemed to have been given upon
(i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or
(iii) the expiration of five Business Days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to Seller, to:

                        Leucadia National Corporation
                        315 Park Avenue South
                        20th Floor
                        New York, NY  10010
                        Attention:  President
                        Facsimile:  (212) 598-3245
                        Telephone:  (212) 460-1900

            (b)  if to Buyer, to:

                        Allstate Life Insurance Company
                        3075 Sanders Road, Suite G2H
                        Northbrook, IL  60062
                        Attention:  Treasurer
                        Facsimile:  (847) 402-9116
                        Telephone:  (847) 402-3073

                  11.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                  11.8. Certain Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants, shall be paid by the party incurring such costs or expenses; provided, however, that Buyer shall pay any filing fees required in connection with the filing with the New York or Missouri Insurance Departments of an application to acquire control of the Company and ILIC and the filing of any notification required under the HSR Act.

                  11.9. No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Buyer, on the one hand, and Seller, on the other hand.

                  11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of Seller and Buyer direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

                  11.11. No Third Party Beneficiaries. Except as otherwise specifically provided in Article 8, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.



                              LEUCADIA NATIONAL CORPORATION

                              By
                                 ---------------------------------------
                                 Name:
                                 Title:



                              ALLSTATE LIFE INSURANCE COMPANY

                              By
                                 ---------------------------------------
                                 Name:
                                 Title:

                                                                  Schedule 2.2


                          ALLOCATION OF PURCHASE PRICE


Company Shares      $2,000,000 plus Statutory Capital of the Company as of
                    the Business Day immediately preceding the Closing Date

ILIC Shares         $1,575,000 plus Statutory Capital of ILIC as of the Business
                    Day immediately preceding the Closing Date

                                                                    Exhibit C


                                   SERVICES

I.    GENERAL FINANCIAL SERVICES

      Buyer shall perform all accounting and reporting of direct and ceded premiums, claims and other policyholder disbursements, reserves, policy loans, commissions and other policy related transactions. Any audits conducted by external auditors shall be conducted at the Companies' sole expense. Additionally, Buyer shall provide accounting services of a general corporate nature to the Companies including, but not limited to, the following:

      1.    All required GAAP financial filings; and

      2.    All required statutory financial filings.

II.   COMPLIANCE SERVICES

      Buyer shall provide the Companies with the following services:

      1. State regulatory review and compliance; development, filing and maintenance of policy and variable contract forms, riders, endorsements, disclosure statements and similar materials; review and approval of advertising materials and other customer communications;

      2. SEC and NASD compliance for variable contracts, prospectuses, and registration statements including (i) the submission of any required information and conducting annual compliance audits and (ii) preparation and filing of Forms N-4 as necessary; and

      3. Coordination of mailings for statements, reports, and prospectuses for variable contracts.